Exhibit 10.8

DOMAIN NAME LICENSE AGREEMENT

This Domain Name License Agreement (this “Agreement”) is executed by and between the following parties as of March 31, 2006, in Shenzhen, the People’s Republic of China (the “PRC”):

Licensor:	China Digital Technology Consulting (Shenzhen) Co., Ltd.

Legal Address:	Room 201, Building 6, Champs Elysees Garden, Nongyuan Road, Futian District, Shenzhen, the PRC

Licensee:	China Digital Mobile Television Co., Ltd.

Legal Address:	Floor 1, Building 7, Champs Elysees Garden, Nongyuan Road, Futian District, Shenzhen, the PRC

Whereas:

(1) Licensor is a wholly foreign-owned enterprise duly established under the laws of the PRC with the corporate body registration No. Qi Du Yu Shen Zong Zi Di 317806;

(2) Licensee is a limited liability company duly established under the laws of the PRC with the corporate body registration No. 4403011172280;

(3) Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive right to use the domain names set forth in Article 2;

After consultation, it is agreed as follows:

1. License

Licensor, as the legally registered owner of the domain names, authorizes Licensee to use the domain names exclusively and operate a website, and to apply for registration as the owner of the website. Licensee shall not authorize any third party to use any of the domain names without the written consent of Licensor.

2. Licensed Domain Names

Licensor hereby grants to Licensee the exclusive right to use the following domain names (the “Target Domain Names”):

(1) www.cdmtv.tv (including its general website “ ”) , and

(2) www.cdmg.cn.

3. Royalty

Both parties agree that Licensee will pay a certain amount to Licensor, based upon Target Domain Names usage, as royalties for exclusive rights to use the Target Domain Names. Both parties may, by written agreement, change the manner of royalty payment and the amount of royalties for the Target Domain Names.

Licensor may issue a royalty payment notice (the “Payment Notice”) to Licensee from time to time according to the business operation of Licensee. Licensee shall pay royalties as required within five working days after receiving the Payment Notice issued by Licensor.

4. Representations and Warranties of Licensor

(1) Licensor is a wholly foreign owned enterprise duly incorporated and existing under the laws of the PRC.

(2) The license of the Target Domain Names does not violate or conflict with any provision of the Licensor’s articles of association.

(3) The license of the Target Domain Names does not constitute any breach by either party hereto of any agreement, contract or law which are legally binding on Licensor.

(4) The grant of the license of Target Domain Names has been legally approved and authorized internally and externally by Licensor.

(5) The authorized representative of Licensor to sign this Agreement has been duly authorized and approved.

(6) Licensor warrants that it legally, validly and wholly owns the Target Domain Names. There is no pledge, mortgage, guarantee or other encumbrance on the Target Domain Names. Furthermore, the use of the Target Domain Names by Licensee will not be limited by any pre-emptions or any other actions, and is free from any claims by any third party.

(7) Licensor shall conduct all reasonable efforts to maintain the validity of its ownership over the Target Domain Names, including but not limited to paying the domain name operation fees pursuant to the relevant laws, regulations, and the ordinances of the domain name registration administration agencies and domain name registration consultation agencies.

5. Representations and Warranties of the Licensee

(1) Licensee is a limited liability company duly incorporated and existing under the laws of the PRC.

(2) The acceptance of the license of the Target Domain Names does not violate or conflict with any provision of the Licensee’s articles of association.

(3) The authorized representative of Licensee to sign the agreement has been duly authorized and approved.

(4) The acceptance of the license of the Target Domain Names has been approved and authorized internally and externally by Licensee.

(5) Licensee shall pay royalties according to Article 3 of this Agreement.

(6) Licensee shall not offer or license the Target Domain Names to any third party. Otherwise, Licensee shall be obliged to deliver to Licensor all the profit earned from the offering or license, in addition to assuming the relevant liabilities of breach of contract and paying damages.

(7) Licensee shall take relevant measures to ensure that the exploration and existence of the Target Domain Names meet the requirements of the laws and regulations of the PRC.

(8) Licensee shall ensure that, in the website of the Target Domain Names, there will be no content or hyperlink to another website containing the content that violates the laws or regulations of the PRC. Otherwise, Licensee shall assume the relevant liabilities and pay Licensor the damages if Licensor therefore suffers any loss.

6. Pre-emptive Right

Both parties agree that during the term of this Agreement, Licensee shall have the right to first acquire the Target Domain Names under the same conditions and terms, if:

(1) Licensor is about to sell the Target Domain Names; or

(2) this Agreement is terminated due to the events provided in Article 7.

7. Term, Termination and Liabilities for Default

Both parties agree that the term of this Agreement is 10 years, commencing from the date when the agreement comes into force. Licensor is entitled to renew or terminate this Agreement at any time.

Any party’s violation of the representations, warranties or any other articles of this Agreement constitutes a breach of contract. The defaulting party shall pay the non-defaulting party the damages in full. Furthermore, the non-defaulting party has the right to determine whether to continue to perform this Agreement or to terminate this Agreement.

8. Governing Law

The execution, validity, interpretation, performance, amendment, and termination of this Agreement and dispute resolution shall be governed by PRC laws.

9. Dispute Resolution

In the event of any dispute arising out of or relating to this Agreement, both parties shall attempt to resolve such dispute through consultations. In the event such dispute is not resolved through consultations, it may be submitted to a court that has jurisdiction.

10. Effectiveness

This Agreement will become effective immediately upon execution.

11. Variation

No amendment, ratification, cancellation, invalidity or transfer of any part of this Agreement shall be valid unless it is in writing and signed by the authorized representatives of each party.

12. Termination of 2006 License Agreement

Both parties agree that all the rights and obligations under the 2006 License Agreement are superseded by this Agreement. The 2006 License Agreement shall terminate upon the execution of this Agreement.

13. Miscellaneous

There exist two originals of this Agreement. Each party holds one original. Each original shall be equally authentic and have the same legal effect.

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[Execution Page]

Licensor: China Digital Technology Consulting (Shenzhen) Co., Ltd (Company Seal)

/s/ China Digital Technology Consulting (Shenzhen) Co., Ltd

Authorized Representative (Signature):

Licensee: China Digital Mobile Television Co., Ltd. (Company Seal)

/s/ China Digital Mobile Television Co., Ltd.

Authorized Representative (Signature):